UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          August 31, 2007

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road, 9th Floor Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement.

On August 28, 2007, TerreStar Networks Inc. (“TerreStar”), a majority-owned subsidiary of TerreStar Corporation (formerly Motient Corporation), entered into a Network Equipment and Services Agreement with Nokia Siemens Networks US LLC. The agreement has an effective date of August 22, 2007, expires December 31, 2010, and allows TerreStar, its affiliates and certain other entities the right to purchase terrestrial network equipment from Nokia Siemens Networks. The network equipment offered under the agreement includes the Nokia Siemens Networks Flexi WCDMA base station, as part of an integrated Internet High Speed Packet Access (I-HSPA) flat architecture solution. Nokia Siemens will also provide engineering, design and optimization services for the TerreStar Network deployment.

TerreStar expects to purchase approximately 5,500 base stations for an aggregate price of approximately $400 million. TerreStar has a minimum purchase commitment of 700 base stations and the right to terminate the agreement for convenience following the purchase of the initial 700 base stations upon the payment of an agreed amount--the cost of the minimum purchase commitment and termination fee is approximately $78 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Jeffrey W. Epstein
Jeffrey W. Epstein
General Counsel and Secretary

Date:  August 31, 2007